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                                                                    EXHIBIT 10.7

                                   PerkinElmer

                  Manufacturing Terms and Conditions Agreement

BUYER:

Xenonics
2236 Rutherford Road, Suite 123
Carlsbad, CA 92008

Tel:  760-438-4004
Fax:  760-438-1184

Effective as of January 6, 2003 (the "Effective Date"), the Buyer listed above intends to place orders with PerkinElmer ("Company") for the manufacture of certain items (the "Product"), the description of which, the pricing and the time of delivery is described in greater detail in Attachment "A" attached hereto. This Agreement provides the terms and conditions under which the Company will undertake to manufacture the Product for the Buyer.

1. APPLICATION This Agreement between the Company and the Buyer applies to each and every order placed by the Buyer with the Company. Absent a specific agreement in writing to the contrary, the Company agrees to manufacture ordered Product in accordance with the Buyer's specifications, and under quality control and workmanship standards IPC 610A Class 2.

2. MATTERS ADDRESSED. The terms and conditions of this Agreement and the related "Attachments" are the controlling terms and conditions for the manufacture and sale of the Product. This Agreement also identifies terms associated with material procurement and inventory management, test and packaging of the Products. Purchase orders issued shall be for the purpose of establishing quantities, shipment dates, shipment locations, and other details related to a specific purchase order. In the event of any conflict between the terms of this Agreement and the terms of any of the Company's or the Buyer's pre-printed forms, invoices, order acknowledgements or any other documents, the terms of this Agreement shall prevail unless the parties mutually agree otherwise in a document signed by both parties.

Subject to earlier termination as provided in this Agreement, the term of this Agreement shall be three (3) years commencing on the effective date of this Agreement. After the expiration of the initial term, and in the absence of termination as provided in this Agreement, this Agreement shall be automatically renewed for successive twelve (12) month terms. Intent on the part of the Buyer to terminate the Agreement with the Company after the first three years, or subsequently renewed years, requires written notice of 180 days to the Company in advance of the agreement expiration date.

The Company acknowledges that the Buyer has certain proprietary rights regarding the intellectual property of the Product as defined in Section 4.0. The Company agrees to keep confidential all information provided by the Buyer, inducing engineering drawings, schematics, diagrams, bills of materials, Production documentation, test procedures, etc. and all information developed by the Company relating to the Product, and agrees not to use such information in any way other than the manufacture of the Product for sale to the Buyer.

3. PRICING. Pricing of the Product, for the quantities and on the delivery schedule specified, is shown in Attachment "A". Prices are based on the configuration specified in Attachment "A" and changes in the configuration of the Product, the delivery schedule or other similar matters may result in changes to the pricing of the Product, as noted below. Pricing is valid for all deliveries occurring during the term

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specified in Attachment "A", unless otherwise agreed to by both parties. In no event will prices for the Product be raised above the prices agreed upon in Attachment "A". Unless otherwise specified in Attachment "A", prices do not include specially designed packaging. All Product shipments shall be FOB Origin at the address of the Company's manufacturing facility, and freight collect.

      (a) PRICE CHANGES. Pricing for future product generations to be mutually agreed upon by the Buyer and the Company.

      (b) ADDITIONAL CHARGES. The Buyer will be responsible for additional costs or expenses incurred by the Company, where such costs or expenses are caused by the Buyer. The Buyer shall be responsible for overtime, material storage charges, restocking and obsolescence charges, and similar expenses incurred due to Production delays or interruptions caused by: (i) the Buyer's change in Product specification or Product test requirements; (ii) the Buyer's failure to provide sufficient quantities of consigned materials where applicable to sustain the Production schedule; (iii) inferior quality of consigned materials that cannot be used in Production of the Product; (iv) changes by the Buyer in the packaging requirements; (v) changes in the Buyer's engineering, manufacturing, design, or testing procedures that result in Production delays.

4. ATTACHMENTS. The following exhibits will be attached to this Agreement, which constitute an integral part of the business relationship between the Company and the Buyer. Those items selected below identify those documents, drawings, specifications and standards that define the Product, which may include control of Product design, manufacturing, testing, inspection schedules, and quality control criteria:

9           Pricing Schedule               Acceptance and Inspection Criteria
9           Approved or Qualified Vendor List
9           Assignments
9           Automation Programs
9           Bill of Material
9           Buyer Deliverables
9           Confidentiality Agreement
9           Configuration Table of Products
9           Consigned Inventory Material Agreement
9           Contract Revision History
9           Description of Functional Test Requirements
9           Deviations/Waivers in Writing
9           Electrostatic Discharge Requirements
9           Environmental Stress Screening Requirements
9           List of components with special conditions
9           Packaging Specification
9           Parts/Component Specifications
9           Price List
9           Product Specification(s)
9           Programs for IC's
9           Purchase Order (Copy of the Buyer's Purchase Order)
9           Quality Standard
9           Schedule or Method of Purchase Order Releases
9           Specifications
9           Special Material Liabilities
9           Statement of Work
9           Test Process
9           Workmanship Standards
9           Schedule A" Payment Schedule"

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5.    PURCHASE ORDERS AND FORECASTS.

      (a) INITIAL PERIOD AND UPDATES. In order for the Company to plan its Production schedule and to have on hand appropriate stores of raw materials, the Buyer agrees to provide the Company with a firm purchase order for at least a period of ninety (90) days ("Initial Period"), specifying the Product to be produced and delivered within the Initial Period. In addition, the Buyer agrees to provide the Company with a forecast of orders, material requirements, and delivery schedules for an additional period of one hundred eighty (180) days following the Initial Period. Individual purchase orders must specify part number, quantity, revision level, price, and requested delivery dates. Forecasts are for planning purposes only and do not constitute purchase orders. Unless specifically agreed otherwise, on or before the first working day of each calendar month, the Buyer agrees that it will thereafter provide the Company with a monthly update of the purchase order and the forecast, keeping in place a firm ninety (90) day purchase order and a current one hundred eighty (180) day forecast

      (b) DELAYS IN DELIVERY SCHEDULE. Except as provided in this section, any purchase order with a delivery date within sixty (60) days is not subject to change or rescheduling. Any order with a delivery date of at least sixty-one
(61) days but less than ninety (90) days, may be delayed or rescheduled one time, for a maximum of thirty (30) days beyond the initial delivery date.

      (c) EXPEDITED ORDERS. The Company will make reasonable efforts to accommodate any request to advance the delivery date of Product. The Buyer will pay any expedite fees, express freight charges, and overtime associated with an expedited order. The Company Will advise the Buyer in advance of expedite charges.

      (d) EXTRAORDINARY CHANGE IN SCHEDULE. The Company will make reasonable efforts to accommodate requests for a delay in a delivery date for a period longer than provided for above, dependent on meeting applicable lead times, component availability and manufacturing capacity. Any such extraordinary change in schedule shall require a price supplement in the amount of 1.5% of the unit price for all Product the delivery of which is delayed for each month of delay and the Buyer shall reimburse the Company for any costs it may incur caused by the delay, such as storage costs, material financing charges, plant reconfiguration, Production schedule disruptions or other similar costs or expenses. All extraordinary changes in schedule must be requested in writing (e-mail is not acceptable) and shall not be effective until acknowledged in writing by the Company and any extra charges and price supplement are agreed to in writing by the Buyer.

      (e) EXCUSABLE DELAY. No party shall be liable for any delay in performing any of its obligations hereunder when such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, any natural catastrophe, fire, war, riot or civil unrest, strike, lockout or other labor disturbance, or any act, refusal to act, regulation, order or intervention of any governmental authority. Upon the occurrence of such circumstances, the affected party shall immediately notify the other party and keep the other parties informed of any further developments. If such circumstances delay the delivery of Product more than thirty (30) days beyond its scheduled delivery date, then either party may at any time thereafter upon written notice to the other parties, terminate the affected purchase order(s) or the affection portion(s) of a purchase order.

No Party shall be liable for the consequences of any unforeseeable force majeure event that (1) is beyond their reasonable control, (2) is not caused by the fault or the negligence of such Party, (3) causes such Party to be unable to perform its obligations under this Agreement and (4) cannot be overcome by the exercise of due diligence. In the event of the occurrence of a force majeure event, the Party unable to perform shall promptly notify the other Party. It shall further pursue its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event. If any force majeure event continues for one hundred eighty (180) days or more, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect to terminate this Agreement upon mutual agreement of the parties. Except as covered in the preceding sections, the Company will comply in every respect with mutually agreed upon delivery schedule.

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6.    MATERIAL ACQUISITION. Based on the purchase orders and forecasts, as updated as provided in SECTION 5(a), the Company shall be responsible for insuring an adequate supply of materials to satisfy the Buyer's requirements. The Company is responsible for insuring that the lead times respecting all material are accurate. The Company will submit a component lead time report to the Buyer upon request, but no more frequently than on a monthly basis.

      (a)   LIABILITY FOR MATERIAL ACQUISITIONS.

            (i) LONG LEAD TIMES. The Company will identify material with a lead time greater than ninety (90) days, for Product requirements identified on the 180 day forecast, and provide a list of such material to the Buyer on a monthly basis (within ten (10) days following receipt of the monthly updated purchase order and forecast). The Company will place orders for such long lead time material only upon the Buyer's approval and the Company will have no liability for delays in delivery occasioned by the Buyer's failure to approve within 10 working days of the request for approval. Upon approval of the Buyer for the Company to purchase long leadtime material the Buyer agrees that it shall be responsible for all costs associated with the long lead time material in the event such material is not used in accordance with the monthly purchase order and forecast upon which the order was placed.

            (ii) NON-RETURNABLE. The Company will identify material that, once ordered, cannot be returned or cancelled, and provide a list of such material to the Buyer on a monthly basis (within ten (10) days following receipt of the monthly updated purchase order and forecast). The Company will place orders for such non-returnable material only upon the Buyer's approval and the Company will have no liability for delays in delivery occasioned by the Buyer's failure to approve in a timely manner. Upon approval, the Buyer agrees that it shall be responsible for all costs associated with the non-returnable material in the event such material is not used in accordance with the monthly purchase order and forecast upon which the order was placed.

            (iii) MINIMUM QUANTITY. The Company will identify material that requires each order to meet a minimum quantity (where such minimum exceeds the amount necessary to fulfill the firm purchase orders in place at the relevant time), and provide a list of such material to the Buyer on a monthly basis (within ten (10) days following receipt of the monthly updated purchase order and forecast). The Company will place orders for such minimum quantity material only upon the Buyer's approval and the Company will have no liability for delays in delivery occasioned by the Buyer's failure to approve in a timely manner. Upon approval, the Buyer agrees that it shall be responsible for all costs associated with the non-returnable material in the event such material is not used in accordance with the monthly purchase order and forecast upon which the order was placed.

            (iv) CRITICAL PARTS. With each monthly updated purchase order and forecast, the Buyer will provide the Company with a specification of those items of Product that it deems to be "Critical Parts", with the associated specification of those materials necessary to manufacture the Critical Parts (the "safety stock"). The Company will incorporate the Critical Items (and the associated safety stock quantities) into its Material Resources Planning ("MRP"). The Company will keep on-hand sufficient safety stock as necessary to facilitate delivery of limited quantities of Critical Parts within five (5) days. The Buyer agrees that it shall be responsible for all costs associated with the Critical Parts and safety stock the Company is required to maintain in inventory pursuant to this section.

            (iii) STALE INVENTORY. The Company may invoice the Buyer for any approved material (including safety stock) that has been held in inventory for more than sixty (60) days. the Buyer agrees that it shall be responsible for all costs associated with such stale inventory, provided that the Buyer will receive a credit for any amounts paid under this section when and if such stale inventory is used in manufacturing Product.

      (b) ATTRITION. Regularly, due to standard manufacturing processes and component defect rates, parts will be consumed that are unusable for Production. Such attrition losses have been factored into price computations and quotations as shown in Attachment "A", based on the following assumptions as to attrition rates: A items at 1/2%, B items at 1-1/2% and C items at 2% (as shown on Attachment "A"). In

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the event these attrition rate assumptions prove to be materially incorrect, due to the Buyer-required short-run manufacturing builds or higher than expected test failures due to the Buyer design factors The attrition rate assumptions will be restated and the Buyer agrees that it will pay any increase in Production costs associated with such increase attrition rate.

            (i) DEFINITION. Attrition as used in this Agreement, can have one of several causes. "Fallout" is caused by occasional machine damage to parts or by consumption of parts in machine set-up, such as leader taped parts consumed. "Failures" are components that do not pass ICT or functional test, whether the testing is performed before or after the parts are subjected to standard assembly processes. "Rework" is the consumption of additional parts used to replace components that have failed or been damaged during manufacturing. "Damage" refers to any physical destruction of components or their packaging or labeling either before or during assembly. "Shrinkage" is the unaccountable loss of small quantities of parts.

      (c) CANCELLATIONS OR CHANGES TO PURCHASE ORDERS. In the event of a cancellation of or change to a purchase order by the Buyer, the Buyer agrees to purchase from Company, at the Company's cost plus a 30% overhead and profit adder, all material acquired on the Buyer's behalf that is rendered unusable or that has been modified, customized, programmed or manufactured to the Buyer's unique specifications.

7. CANCELLATION; EXPIRATION. Upon cancellation of a purchase order by the Buyer, or upon termination of this Agreement for any reason by the Buyer, the Buyer shall be responsible for all Product and raw materials on-hand or on order to the extent such Product and materials was ordered or produced in good faith pursuant to the monthly purchase orders and forecast provided for in SECTION 5(a). Upon cancellation of a purchase order, or upon termination of this Agreement for any reason, the Buyer shall be invoiced for, and agrees to pay, the following:

      (a) All finished Product scheduled for shipment within the ninety (90) days immediately following the receipt by the Company of the cancellation or termination notice.

      (b) All work-in-process at the Company or incurred liabilities, at the Company's cost plus a 30% overhead and profit adder.

      (c) All raw materials, subassemblies, and other material purchased to fill a purchase order, or authorized to be purchased by the Buyer which are on hand or on order at receipt of the notice, including material purchased pursuant to a Buyer forecast, at the Company's cost plus a 30% overhead and profit adder. Without limitation, this provision includes piece part inventory made obsolete or excess due to changes to the specifications or Products, minimum buy quantities, and reel quantities.

8. SUBSTITUTIONS OF MATERIALS. The Company will only purchase and use materials in the manufacture of the Product that are specified and approved by the Buyer Any changes are subject to the Buyer's advance written consent. The Company shall not substitute material used in the manufacture of the Product without the prior written approval of the Buyer. If the Company is unable with reasonable efforts to obtain approved materials in sufficient quantities or in a timely manner, and the Buyer fails or refuses to consent to a reasonable substitute material, within five (5) days of the Company's request thereof, the Company shall not be responsible for any resulting delays in the delivery of Product.

9. ENGINEERING CHANGE ORDERS. The Buyer may, upon written notice to the Company, make changes in the design, performance, specifications or other parameters of any Product manufactured by the Company under this Agreement ("Change Order"). All Change Orders are subject to cost review by the Company. The Company shall advise the Buyer of any adjustments to the price and delivery schedule resulting from all Change Orders. The minimum cost for the implementation of a Change Order shall be $500.00, provided that any Change Order which is required to be implemented within a period of less than ten (10) working days following receipt shall be subject to a minimum cost of $1,500.00. All costs incurred by the Company in reworking processes or retooling, as documented in reasonable detail, shall be fully reimbursed by the Buyer. The Company will provide, within five (5) working days from

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receipt of a Change Order, a written statement setting forth any cost modification, pricing impact, and Production or delivery changes, together with an explanation of the sources of the charges, as required. The Company will use its reasonable best efforts to halt Production and minimize costs incurred in the event of receipt of a Change Order. All materials, components, and work-in-process that have or will become unused or obsolete as a result of Change Orders by the Buyer shall be purchased by the Buyer, at the Company's cost plus a 30% overhead and profit adder.

10. TESTING; ACCEPTANCE; REJECTION OF PRODUCT. Initial acceptance of any Product shall occur at the Company's facility based upon satisfactory completion of mutually agreed upon acceptance test procedures or inspections, designed to demonstrate specification compliance. Thereafter, in the event any Product shipped to the Buyer or the Buyer's designee that is determined by the Buyer or the Buyer's designee not to conform to the specifications or to be otherwise defective, may be rejected by the Buyer or the Buyer's designee upon inspection at the Buyer's or the Buyer's designee's facility within thirty (30) business days following receipt. The Buyer shall promptly notify the Company of any rejection, including the reason for the rejection, and the Company shall issue a Product Return Authorization ("PRA"). Any Product so rejected shall be promptly returned to the Company. All returns shall be shipped FOB Destination, the Company's place of business, in the original shipping container. The Company shall make its best effort to repair such rejected Product within fifteen (15) business days from receipt and redeliver them to the Buyer. (See also SECTION 15
- WARRANTY).

11. PAYMENT TERMS. Payment Terms for all Product shall be in compliance with Schedule A (attached). All overdue amounts shall bear interest at the rate of 2.0% per month, or the maximum rate permitted by applicable law, whichever is less, until paid in full. Interest shall accrue on a daily basis. In the event any payment due is not received within sixty (60) calendar days from date of invoice, the Company reserves the right to suspend delivery of all pending shipments to the Buyer under any outstanding purchase orders.

12. DELIVERY TERMS AND PROCEDURES. Terms of delivery are FOB Origin, the Company's location of manufacture, via the carrier chosen by the Company. The Buyer shall be responsible for all shipping and other delivery expenses. Each delivery of Product shall include a packing slip, which shall include an itemization of the part numbers and quantity delivered in the individual shipment. The Company and the Buyer hereby agree that the packing slip or freight carriers Standard Bill of Lading countersigned by the Buyer or the Buyer's Agent constitutes proof of delivery of the itemized Product. The Company shall invoice the Buyer upon shipment of the Product. The Buyer will furnish the Company with shipping instructions and destinations, and the Company agrees to prepare all deliveries according to instructions.

13. TAXES AND DUTIES. The prices and fees set by the Company for Product or services do not include sales, use, property, value added taxes, or any other taxes, duties or charges not based or the Company's net income, all of which shall be paid by the Buyer. Any such tax, duty or charge that the Company may be required to collect or pay, shall either be paid by the Buyer to the Company with the appropriate invoice, or the Buyer shall provide to the Company with a valid resale certificate numbers and other documentation satisfactory to the applicable taxing authority to substantiate any claim of exemption from any such tax or charge. Such taxes, duties or charges, when applicable, will appear as separate line items on the invoice. Any increase in the cost of material used in the manufacture of Product that is attributable to an increase in or addition of a duty, tariff or similar imposition by any governmental entity after the effective date of the respective attachments to this Agreement, shall be added to the purchase price paid by the Buyer.

14. EQUIPMENT AND MATERIAL FURNISHED BY BUYER. If the Buyer is to provide any equipment or materials for the Company's use in the manufacture of Product, as outlined in Attachment "A", the Buyer warrants that such furnished equipment or material shall be fit for its intended purpose and delivered to the Company in a timely manner. The Buyer shall be responsible for any schedule delay, reasonable inventory carrying charges, and allocated equipment downtime charges associated with late or non-delivery of equipment or material furnished by the Buyer. The Company shall be responsible for reasonable diligence and care in the use and protection of any equipment furnished by the Buyer, but

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shall not be liable for repair or replacement due to normal failure or wear and tear, or for regular maintenance costs.

15. WORKMANSHIP; QUALITY CONTROL. Workmanship standard is IPC 610C Class 3. The Buyer may modify this workmanship standard, or substitute a different workmanship standard, upon reasonable written notice. The Buyer understands and agrees that, depending on the scope of the modification, a change in the workmanship standard may necessitate an adjustment to the pricing to compensate for increased costs.

16. WARRANTY. For a period of one hundred and eighty (180) days following the date of shipment, the Company warrants that Product manufactured by the Company for the Buyer will conform to the specifications provided by the Buyer and will be free from defects in materials and workmanship. The Company assumes no liability and offers no warranty for defective or damaged components that are provided by the Buyer. The above warranty does not extend to any damage, defect or malfunction caused by misuse or abuse of Product by the Buyer, or environmental conditions. Warranty does not extend to defects caused during shipment on FOB origin shipments. These are freight claims and are to be handled separately from warranty.

      (a) WARRANTY CLAIMS. The Buyer shall promptly notify the Company of any Product that Buyer's claims is defective and covered by the warranty, including a description of the defect. The Company will issue a Product Return Authorization ("PRA"), and the defective Product shall be shipped to the Company FOB Destination, the Company's place of business (as designated by the Company). The Company shall make its best effort to repair or replace such defective Product within fifteen (15) business days from receipt and redeliver them to the Buyer. The Company reserves the right to inspect any Product claimed to be defective prior to issuing a PRA.

      (b) WARRANTY OBLIGATION. The warranty period is one hundred eighty (180) days from the date of shipment. The Company's obligation under the warranty is limited to correction of defects in materials or workmanship respecting the Product, and in any components or assemblies manufactured by the Company and used in the manufacture of the Product. The Company may, at its option, repair or replace a defective item, or issue a credit for the defective item.

      (c) LIMITATIONS. The foregoing warranty provisions set forth the Company's sole obligations and represent the Buyer's exclusive remedies for claims based upon defects in, or failure of, any Product manufactured hereunder. The Company hereby specifically disclaims any and all other warranties with respect to Product manufactured hereunder, including any warranty of merchantability and fitness for any particular purpose. This warranty extends only to the Buyer and not to any other third parties. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE BUYER OR ANYONE ELSE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER OCCASIONED. The Company shall not be liable for any special, indirect, incidental or consequential damages of any kind or nature whatsoever, including, without limitation, lost goodwill, lost resale profits, work stoppage or impairment of other goods, and whether arising out of breach of any express or implied warranty, breach of contract, tort (including negligence), product liability or otherwise. The Buyer's recovery from the Company for any claim shall not exceed Buyer's purchase price for the affected Product.

      (d) EXCLUSIONS. This warranty shall be void with respect to Product which has been modified or repaired by unauthorized sources or subject to misuse, neglect, or damage from improper packaging for shipment to the Company. Pricing and delivery for out-of-warranty repairs shall be in accordance with quotations submitted by the Company. A $ 500.00 evaluation fee shall apply to all out-of-warranty repair work, in addition to repair charges. Any Product returned to the Company which, after inspection and test by the Company, is found to be free of defects, shall be subject to a $500.00 "No Defect Found" charge".

The Company warrants that all Products will be free from defects in material and workmanship, will be fit and sufficient for the purposes intended, and will conform to alt specifications (as set forth in Section 4.0) for a period of 180 calendar days from the date of shipment The foregoing warranty is in lieu of all other

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warranties, express or implied, including without limitation, the implied warranty of merchantability and fitness for a particular purpose, and any implied warranty arising from the course of performance, course of dealing or usage of trade are hereby expressly disclaimed. Notwithstanding any provision to the contrary, in no event shall either Part'/s liability under this Agreement or otherwise include any special, incidental or consequential damages of any character arising out of or in connection with the furnishing of any Products, goods, parts or service, hereunder, or the performance, use of, or inability to use, any Products, goods, parts or service, or the breach of this Agreement or any warranty, whether based on contract, tort or any other legal theory, even if the Company or the Buyer shall have knowledge of the possibility of such potential loss or damage. The Company's liability shall in no case exceed the unit price allocable to the item furnished by the Buyer which gives rise to the claim.

17. INSURANCE. The Company will maintain adequate insurance to protect from fire, theft and damage its materials inventory used for the manufacture of Product, all Product on the premises of the Company, any consigned inventory, test fixtures, capital equipment, returned materials, and other property of the Buyer on the premises of the Company.

18. CONFIDENTIALITY. The Company recognizes that in the course of its manufacturing services under this Agreement, the Buyer may disclose certain confidential information or trade secrets relating to the design and specifications of the Product. The Company agrees that it will take reasonable measures to keep all such information confidential, including advising its employees that the information is confidential and may not be disclosed to or used by unauthorized persons. If and to the extent any confidential information or trade secrets of the Company are disclosed to the Buyer, the Company wilt advise the Buyer and the Buyer agrees to take similar measures to preserve the confidentiality of such information. In the event the Company is required in response to an order by a court or other governmental body, to disclose any of the Buyer's confidential information, the Company agrees to notify the Buyer of such required disclosure and to permit the Buyer to seek a protective order or other protective measures, if any are available, regarding such confidential information

19. CANCELLATION; AMENDMENT. This Agreement is not subject to cancellation during any period of time that there is any outstanding purchase orders hereunder this Agreement, or if this Agreement has a fixed term, during the period of such fixed term. Upon the termination or cancellation of any purchase order, the Buyer shall be responsible for alt reasonable cancellation charges, as provided in Section 7, (a), (b) and (c).

      (a) BREACH. Either party may terminate this Agreement upon a material breach by the other party; provided, however, that no breath may occur until the defaulting shall have received a thirty (30) day written notice of the circumstances alleged to constitute a breach and has failed to cure the breach such thirty (30) day period, or if the nature of the breach is such that more than thirty (30) days are required for its cure, the defaulting party commences such cure within the thirty(30) day period and thereafter diligently pursues the same to completion.

      (b) INSOLVENCY. This Agreement will terminate automatically upon any of the following events: (i) the making by any party of any general assignment for the benefit of creditors, (ii) the filing by or against any party of a petition to have such party adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the party, the same is dismissed within sixty (60) days),
(iii) the appointment of a trustee or receiver to take possession of substantially all of a party's assets, where possession is not restored within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of a party's where such seizure is not discharged within sixty
(60) days.

      (c) AMOUNTS DUE. Upon termination of this Agreement for any reason, all amounts then owing to the Company, whether or not then due, shall become immediately due and payable in full: any shipments after termination shall be C.O.D. at the Company's option. With respect to any purchase orders then outstanding, the portion of such purchase orders that contemplates delivery of Product more than thirty (30) days after the effective date of termination, shall be automatically terminated. The

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provision of this Agreement shall continue to apply to all of the Buyer's purchase orders that have been issued prior to the effective date of the termination and will be filled after the effective date of termination.

20.   INDEMNIFICATION.

      (a) INFRINGEMENT. The Buyer agrees to indemnify and hold the Company harmless from any suit, claim or proceeding brought against the Company alleging that any Product or part thereof manufactured pursuant to this Agreement directly or indirectly infringes any patent, copyright, trademark or mask work. The foregoing indemnity shall not apply to alleged infringement by the Company's manufacturing processes or designs. The Buyer agrees to indemnify and hold the Company harmless from any suit, claim or proceeding brought against the Company which alleges loss, damage, expense or injury, including without limitation total or partial Product recalls, which arise from any alleged failure to warn or defect in design regarding any Product. The Company will promptly give the Buyer notice of any circumstances to which the Buyer's indemnification obligation may apply. In any action or proceeding to which the Buyer's indemnification obligation applies, the Buyer shall defend the Company at the Buyer's expense by counsel approved in writing by the Company, which approval shall not be unreasonably withheld.

      (b) NEGLIGENCE. The Buyer agrees to indemnify and hold the Company, its officers, directors, agents and employees harmless from and against any and all claims, losses, expenses (including reasonable attorney's fees), demands, or judgments ("Claims") which result from or arise out of: (i) the presence of the Buyer, or equipment or tools used by the Buyer in the performance of this Agreement, on the premises of the Company; or (ii) the performance by the Buyer or its personnel of any activity or service for or on behalf of the Company; or
(iii) the acts, errors, omissions, or negligence of the Buyer or the Buyer's personnel; or (iv) the use by the Buyer of the Company's equipment, tools, or facilities. The Company will promptly give the Buyer notice of any circumstances to which the Buyer's indemnification obligation may apply. In any action or proceeding to which the Buyer's indemnification obligation applies, the Buyer shall defend the Company at the Buyer's expense by counsel approved in writing by the Company, which approval shall not be unreasonably withheld.

The Company shall indemnify, defend and hold the Buyer harmless from and against any and all claims, liabilities, losses and damages asserted by any person relating to or any way connected with the possession, use or operation of Products insofar as the Buyer handles, stores and ships Products according to the Company's specifications, subject to the understanding that the Company shall have the opportunity to control the defense or final settlement of any claim and the Buyer shall provide the Company with any assistance as it may reasonably require. This indemnification shall not apply to injuries or damages resulting from defects in the design of systems in which the Product is incorporated or from the failure of the Buyer to incorporate appropriate safety precautions in the design of systems in which the Product is incorporated.

21. NON COMPETE CLAUSE.: The Company agrees to not compete in the sale and marketing of the specific Product defined by this Agreement known as the Nighthunter Hand Held IR illuminator.

      (a) RESTRICTION OF BUSINESS. This Agreement shall in no way be construed to restrict either party in regards to current and future business whatsoever. Each party is and remains an independent contractor engaged in its own and entirely separate business. Any future business opportunities are not covered under this Agreement and will need to be managed by future and separate agreements.

      (b) EXCLUSIVITY OF MANUFACTURING. The Buyer agrees that the Company will be the sole and exclusive manufacturer of the Product (s) covered by this Agreement for the period as defined by the term of this Agreement The Company agrees that the Buyer may manufacture such Product as needed for samples and/or for Product development or if the Company is in breach of this Agreement, but will not compete in the manufacture of goods for sale that are covered by this Agreement.

22.   MISCELLANEOUS.

      (a) INDEPENDENT BUSINESSES. This Agreement shall in no way be construed to constitute any one party hereto an agent, employee, partner, joint venture or legal representative of the other party for any purpose whatsoever. Each party is and remains an independent contractor engaged in its own and entirety separate business. No party is authorized to enter into any agreement for or on behalf of the other party, collect any obligation due or owed to the other party, accept service of process for the other party, make any representation on behalf of the other party, or bind the other party in any manner whatsoever without the other party's express and particularized prior written consent.

      (b) NOTICES. All notices and other communications under this Agreement ("Notice") shall be in writing and shall be deemed given: (1) when personally delivered, or (2) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (3) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (4) when transmitted by facsimile or telecopy transmission, with receipt acknowledgment upon transmission, addressed as follows:

            COMPANY:                        [ILLEGIBLE]
                                            1/10/03
                                            FAX No. (__) _______

            BUYER:                          Xenonics, Inc.
                                            2236 Rutherford Road
                                            Suite 123
                                            Carlsbad, CA 92008
                                            FAX No. (760) 438 1184

Notice of change of address will be given by written notice in the same manner set forth in this paragraph.

      (c) ASSIGNMENT. No party may assign this Agreement without the prior written consent of the other parties. Any prohibited assignment or attempted assignment without the other party's prior written consent shall be void.

      (d) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (to the extent the Agreement is assignable). No other party shall have any rights under or be deemed a beneficiary of this Agreement.

      (e) WAIVER. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

      (f) SEVERABILITY. If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision; and the legality, validity and enforceability of all other provisions of this Agreement shall not be affected thereby.

      (g) AMBIGUITIES. This Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party arid ambiguities shall not be interpreted against the drafting party.

      (h) TECHNICAL ASSISTANCE. Personnel designated by the Buyer may freely communicate with designated personnel of the Company with respect to technical assistance and exchanging information. The Buyer's designated personnel shall provide technical assistance and answer questions as requested from time to time by the Company personnel. However, such technical assistance and information provided shall not entitle the Company to deviate from its obligations under this Agreement, unless a written notice of change with respect to the Products is released by the Buyer, or unless this Agreement is amended by mutual written consent.

      (i) RESOLUTION OF DISPUTES. The parties shall make a good faith effort to settle any dispute or claim arising under this Agreement. If the parties fail to resolve such disputes or claims, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Orange County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

      (j) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding conflict of law rules and principles.

      (k) WARRANTY OF AUTHORITY. The persons signing this Agreement represent and warrant that they have the requisite authority to bind the parties on whose behalf they are signing.

      (l) ENTIRE AGREEMENT. This Agreement, with alt its attachments and exhibits, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiation, commitments and understandings of the parties. This Agreement may not be changed or amended except by a writing executed by all parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective. Date, as set forth above.

THE COMPANY                                 THE BUYER

PERKINELMER ELECTRONICS, INC.               XENONICS, INC.

By:   [ILLEGIBLE]                           By: /s/ Alan P.  Magerman
      -----------------------------------       --------------------------------
      (Name)                                           Alan P. Magerman

Its:  PKI, AERO Product Line G.M.           By: /s/ Chairman and CEO
      -----------------------------------       --------------------------------
      (Title)                                          Chairman and CEO